Exhibit 10.6.36
COMMERCIAL LEASE
BETWEEN THE UNDERSIGNED:
SCI MERA, Real Estate Company headquartered at 120 Boulevard Maurice Barrès, NEUILLY SUR SEINE (92200),
Registered in the Nanterre Commercial and Companies Registry Register under the number D 438 411 092,
Represented by Mr. Henri BURSTIN or Ms. BURSTIN, co-managers,
Hereafter referred to as “the Lessor”
PARTY OF THE FIRST PART
AND
The company HARRIS INTERACTIVE, SAS [Simplified Limited Liability Company] with a capital of €102,656 headquartered at 5/7 Rue du Sahel, PARIS (75012),
Registered in the Paris Commercial and Companies Register under the number 401 762 869,
Represented by Ms. Nathalie PERRIO-COMBEAUX, as Assistant General Director, duly authorized for these purposes,
Hereafter designated “the Lessee”
PARTY OF THE SECOND PART
THE FOLLOWING HAS BEEN AGREED:
The present document is divided into two sections which form an indivisible whole :

First Section:	GENERAL TERMS

Second Section:	SPECIFIC TERMS
It is specified that in the case of contradiction between the terms of the two sections, the specific terms shall take precedence over the general terms.

GENERAL TERMS
Hereby, the Lessor grants the Lessee a lease to rent, for commercial purposes, according to the articles governing commercial leases, as long as the Lessee fulfills the terms as they are outlined in articles L. 145-1 et seq. and D. 145-1 et seq. of the Commercial Code as well as the additional non-amended and non-codified articles of the decree number ° 53-960 of September 30, 1953 as well as the texts that follow, the rights and property outlined hereafter. Besides the terms stipulated in this document, the Lessee agrees to respect all obligations and formalities decreed by law and rules as well as the regulations that govern the building (Occupant’s Manual, specific rules for the building, etc). These specifications are considered an integral part of the present General Terms and will incur the same sanctions.
It is further specified that the mention or official inclusion, in the text of the present lease, of laws or regulations that govern commercial leases does not imply recognition by the Lessor of the applicability of said statutes to the present lease, and that the Lessee cannot have recourse to said statutes without having fulfilled all applicable terms and conditions.
CHAPTER I — DESCRIPTION, PURPOSE, DURATION
ARTICLE 1 — DESIGNATION
The premises which are the object of this lease are subject to specific terms.
The Lessee declares having perfect knowledge of the building and the premises either by having visited them or having previously occupied them. The Lessee accepts the premises in their current state and scope and may change the premises to suit the needs and requirements of its business activity. The Lessor guarantees only that they are suitable for general business purposes.
The Lessee accepts the premises that are the object of this lease in the state they are in at the moment they begin occupying said premises.
Any error in the designation, contents or size of the premises rented will not justify an increase or decrease in the rent or the payment of an indemnity from one party to another.
The Lessee may not require the Lessor to perform work of improvement, renovation, restoration or repair of any nature nor any work to bring the premises into compliance even in regard to work necessary for the exercise of the Lessee’s business activities nor any reduction in rent or payment of an indemnity for this purpose whether it is at the commencement of this lease, during its term or during its extensions, revisions or renewals.
Additionally, the Lessee may not make any requests to later make changes to the rented premises that will change their look and environment.
ARTICLE 2 — STATE OF THE PREMISES UPON ENTRY
Both parties will evaluate the = condition of the premises simultaneously upon the Lessee’s entry. This may be accomplished by a designated agent if one of the parties so desires. In all cases this is done at the expense of the Lessee. The same is true in the case of a predetermination of the physical condition of the premises.
If, for any reason, this inspection of the premises is not completed and particularly if the Lessee fails to complete this step, the premises are considered to have been rented in good repair and condition in every manner.
On the date the premises are available, the Lessor and the Lessee will evaluate the premises in order to verify that all the various installations within the building are in good working order such as the entrance gates, air conditioning, heating, alarm and elevator.
ARTICLE 3 — PURPOSE- INDIVISIBILITY
The Lessee must use the premises which are the object of the present lease for the exclusive use specified hereinafter in the Specific Terms, in a peaceful manner and in accordance with articles 1728 and 1729 of the Civil Code.
3.1 — Maintenance of contractual use
During the entire term of the lease, the Lessee is required to use the premises for the agreed-upon contractual purpose to the exclusion of all and any other use.
It will keep the specified premises in continuous normal business activity according to the agreed-upon purpose.
The Lessee is prohibited from using premises that are business offices for all acts of industrial or artisanal production, retail or wholesale sale of merchandise, as well as any auctions.
In premises destined for industrial use (activities, warehousing) the Lessee may engage in all activities involved in industrial or artisanal production and is prohibited from engaging in the retail or wholesale sale of merchandise as well as any auctions.
3.2 — Indivisibility
The two parties specifically agree the leased premises form a single and indivisible entity.
ARTICLE 4 — DURATION
This lease is approved and accepted for a specific duration as clearest forth in article 28 of the Specific Terms.
Unless specified otherwise in the Specific Terms, the Lessee may end the present lease at the end of each three-year period by delivering notice by the last day of the calendar quarter following the deadline in the contract by an extra-judicial act at least six months in advance.
The Lessor has the same capability in the situations specified in articles L.145-18, L.145-21 and L.145-24 of the Commercial Code.
CHAPTER II — RENT, EXPENSES AND OTHER FEES

ARTICLE 5 — INITIAL RENT
The present lease is agreed and accepted to include an annual rent not including expenses and taxes as specified in the Specific Terms.
To this rent will be added VAT or the rental revenue taxes at the currently applicable rates and/or all other fees or taxes that may serve as substitute or be added other than the charges and taxes defined below such that the rent remains net and free of all taxes, expenses, fees and costs for the Lessor.
ARTICLE 6 — RENT INDEXATION
According to law, the rent will change every year on the anniversary date of the lease in proportion to the fluctuations in the National Index of Construction Costs published by the National Institution of Statistics and Economic Studies, base 100 for the 4th quarter of 1953.
The application of the above index clause can in no case cause the rent to decrease to an amount below the initial rent.
For the first year, the index determined in article 30 of the Specific Terms will be compared to the index for the same quarter of the next year.
For subsequent years, the index used during the previous re-evaluation and the index for the same quarter of the following year will be compared.
If publication of the index selected for the annual indexation ceases, this rent adjustment will be determined using either a legal replacement index or a new index chosen by common accord between the parties. If no accord can be reached, the parties agree to adhere to the decision of a judicial expert assigned by a decree from the President of the Superior Court of Paris upon request of the most diligent party and costs incurred will be shared.
This contractual rent indexation is an essential term of the present lease and without which this lease is not accorded.
Additionally, the current legal revision outlined in article L145-38 of the business code remains applicable.
ARTICLE 7 — RENEWAL RENT
In the case of renewal of the present lease, the rent in the new lease will, if no new rent is mutually agreeable, be fixed at the market rate for rents on the day of renewal calculated with reference to the rental prices of new rentals of the same type and also considering construction and renovation of these rental premises made by the Lessee, all according to explicit agreement in departure from the provisions L. 145-33 and L. 145-34 of the Commercial Code and 23 et seq. of the decree of September 30, 1953.
In the case of a failure to reach an agreement on the new rent, the two parties hereby agree to follow, with no appeal, the opinion of an expert assigned by the President of the Superior Court of Paris at the request of the most diligent party., to be rendered within three months of the request and all expenses and fees will be divided equally between the two parties.
ARTICLE 8 — EXPENSES AND ADDITIONS TO THE RENT
The charges referenced in this article will be prorated either by the surface area rented or according to the proportional shares of collective ownership. If the Lessee occupies a portion of one lot of the cooperative, the share of the charges pertaining to the premises rented will be prorated to the percentage occupied, including private as well as common areas.
8.1 — Expenses
The Lessee must pay or reimburse the Lessor or its agent the expenses or services of any nature pertaining to the rented premises as well as the portion of the expenses or services relative to the common areas of the building and/or building complex.
In particular, these expenses include but are not limited to the following:
•	for individual services and supplies:
-	heating and air conditioning charges

-	water, electricity telephone...
•	for expenses necessary for the proper functioning, cleanliness, maintenance, and repairs to the building and/or building complex.
     -costs associated with major repairs relevant to article 606 of the Civil Code, such as maintenance, renovation, repair and replacement of common equipment, roofing, facades, hallways, gardens, and parking areas including those that are necessary because of administrative order,
     - costs for the improvement, maintenance, insurance, renovation and replacement of the furnishings and consumable materials in the common areas,
     - salaries and all payroll taxes of the personnel assigned to the building (security staff, cleaning personnel, administrative staff etc...),
     -monies advanced to the treasury (working capital...) required by the property manager, administrator or the branches of the Owner’s Union (Cooperative Board) or Renter’s Union
     - fees for the management of the building (property manager and/or other agents) and the premises rented (lessor’s account manager).
•	for expenses necessary for the protection of the site :
-	security costs...,

-	costs from installation of enclosures, gates, etc...
As a general rule, the Lessee will be responsible for all expenses such that the rent is net of any charges for the Lessor.
8.2 — Contributions, Taxes and Fees
The Lessor will pay its payroll taxes and social contributions, professional taxes, renter’s taxes and all others expenses of any nature relative to its business to which the tenants are or may be subject such that the Lessee will never put the Lessor in the position of being subject to complaint on this issue.
Furthermore, the Lessee must reimburse the Lessor for the property tax, the fees for household trash removal, street sweeping fees, the annual Ile de France office, commerce and warehousing fees, and any new payroll taxes, municipal taxes, fees or other.
To this end, the Lessor will invoice the Lessee every quarter for the property tax and the household trash removal fees plus VAT at the applicable rate .
More generally, the Lessee will reimburse the Lessor for all present and future taxes and fees pertaining to the building such that the rent received by the Lessor is net of any taxes and/or fees.
ARTICLE 9 — PAYMENT METHODS
The Lessee is required to pay at the office of the Lessor or its agent the rent, fees, taxes and additional expenses four times per year before the dates of January 1, April 1, July 1 and October 1 of each year.
Fees and additional expenses will be invoiced to the Lessee every quarter and will be updated as necessary including VAT at the applicable rate.
In order to facilitate payment of rent and all sums due to the Lessor or its agent according to the terms of this lease, the Lessee will transfer the monies directly into the account of the Lessor who has provided it with the necessary banking information upon signing this lease.
ARTICLE 10 — SECURITY DEPOSIT
Upon signing the present lease a sum equal to one quarter of the annual rent including all taxes will be paid by the Lessee to the Lessor as a security deposit for all expenses and terms of the lease.
The Lessor will return this sum to the Lessee within 3 (three) months of the end of the lease subject to compliance with all the stipulations of article 18 of the General Terms and after deduction of all sums that might be due to the Lessor for any reason including sums due for compensation.
The Lessor will return the security deposit to the Lessee after all deductions have been made for expenses, taxes and fees not yet entered into account.
The Lessor will draw up a final account statement based upon the true expenditures.
In the case of termination of this lease due to the Lessee not fulfilling its contractual obligations, the Lessor will keep the security deposit as reimbursement for damages without prejudice to all other sums that may be have been or may be due such as unpaid rent and all other sums that the Lessee might owe the Lessor.
In case of revision or change in the amount of rent this security deposit will be readjusted proportionally to reflect the new rent in order to maintain the sum of the security deposit as one-quarter of the annual rent including all taxes and fees.
During the course of the lease, the Lessor has the right to withdraw from the security deposit, without notice, the amount of rent due and any sums that might be due for any reason. The Lessor may, according to article 1253 of the Civil Code and notwithstanding any imputation against this by the Lessee, first withdraw monies for payment of penalties, interest and fees that have accrued due to unpaid sums, then withdraw for the oldest arrears, taxes and fees, then withdraw for unpaid rent due by the Lessee. In all cases the Lessee will be required, at the first request to do so and within less than fifteen days at the latest, to pay the amount of money necessary to ensure that the net amount of the security deposit again equals three months’ rent including all taxes.
It is hereby specifically agreed that, as appropriate, the Lessor may use any sums earned as it sees fit and have all rights to it in conformity with articles 2333 et seq. of the Civil Code.
In exception to the authorization of article 2341 paragraph 1 of the Civil Code, the Lessor is not required to segregate the security deposit.
Finally, contrary to the dispositions of article 2345 of the Civil Code, the security deposit will not accrue interest that may be used to offset the sums due from the Lessee to the Lessor.
ARTICLE 11 — DELAYS IN PAYMENT
In case of non-payment 15 days after the due date, and if a second request is not successful, the Lessor has the right to demand a 10% surcharge on the sums due, to which will be added the contractual interest calculated at the monthly rate of the money market plus 3 points (T4M + 3), with all months which have been started being included.
Also, the Lessee is responsible for any expenses incurred by the Lessor to oblige the Lessee to fulfill its obligations.
CHAPTER III — OTHER CLAUSES AND CONDITIONS
ARTICLE 12 — GENERALS TERMS OF USE
12.1 Furnishing the Premises
The Lessee is required to keep the premises continually furnished during the entire duration of the lease with furniture and materials that are of sufficient value and quality in order to assure payment of the rent, charges and fees and also to ensure the terms and expenses of the present lease. The Lessor has the right to verify on-site said furnishings.
In case of a loss, the Lessee temporarily assigns all sums that are due to the Lessee by the insurance company or companies to the Lessor until lost or damaged equipment, furniture and fixtures are replaced. To this end, this lease acts as a transfer of the guarantee to the Lessor of all insurance funds due to the Lessee and if necessary this present lease is adequate proof of the transfer of the insurance.
12.2 — Respect of the building’s regulations.
The Lessee must respect the rules and responsibilities of the building and/or cooperative, the rules of occupancy, the Occupant’s manual and all documents that outline the governance of the group of building as well as those imposed by the Owners’ Association and all other associations that may be established by the owners and/or renters in the building or neighboring buildings (if applicable) in the future. The Lessor will comply with any future changes made by the Lessor in these documents.

The Lessee may not place or store anything in the building’s common areas; they must remain freely accessible at all times.
The Lessee is prohibited from bringing flammable or explosive material, or material that endangers the safety of the building, into the rented premises. The Lessee may not use gas in any form.
The Lessor does not make any guarantees about the temperature of the premises or about the performance of the heating and/or air conditioning units that may exist in the premises. The Lessee may not make any claims of any such deficiencies.
The same applies to temporary cession or reduction in the collective utilities such as water, electricity, telephone, heat, etc... for reasons of maintenance, repair, replacement, supply problems or cut-off, breakdown, strikes or all other causes of any duration.
If the rented premises are located in a multi-building complex and if there is a restaurant within the complex that provides food service for the businesses in the complex, the Lessee is obliged to join that restaurant and pay the dues in a timely manner.
12.3- Signage, antennas and satellite dishes
The Lessee may not install any signs, plaques, logos, stickers, antennas, satellite dishes, awnings, shutters, reflective films, lighted signs or any installation that will change the exterior aspect of the building in either the private or common areas without prior written approval from the Lessor and the Owners’ Association.
If the Lessee does not respect this condition, the Lessor has the right to require the Lessee, its expense, to restore the premises to their original state or to have an approved company do so for it.
In all cases, regardless, the Lessee is required to restore the premises to their original state at the end of the lease.
Additionally, the Lessee will pay special attention to obtain all necessary authorizations, pay all fees and insurance as required so that the Lessor is never subjected to complaint on this issue.
The Lessee must maintain these installations in good condition, and is solely responsible for any accidents they might cause.
12.4 — Neighborhood disturbances
The Lessee will take all precautions necessary so that the exercise of its commerce and the activities of its business do not cause any detriment to the maintenance, peace, proper and appealing appearance of the building and assumes complete responsibility on this subject.
It is not permissible to have noisy, dangerous, or bothersome equipment or to have an animal, even a pet, which might be bothersome or annoy the neighbors. No unpleasant odors may emanate from the premises.
If equipment or instrumentation is used that may cause problems for the neighbors to receive television or radio waves, the Lessee must remedy this situation quickly so that the Lessor is never subjected to complaint on this issue.
12.5 — Parking and traffic flow
The Lessee may not modify its parking spaces in any manner except to place a sign, with consent from the Lessor.
The Lessee will use its parking spaces solely for the parking of cars and for no other use (repair, washing, storage...), and must continually maintain the spaces in a perfect state of safety and cleanliness.
The Lessor is in no case and in no manner responsible for theft, damage, or accidents involving vehicles (and their contents) that might occur directly or indirectly to the Lessee whether the vehicle is the property of the Lessee, its employees or customers. The Lessee hereby declares the Lessor not responsible and will oblige its insurer to renounce all recourse against the Lessor.
13 — WORK
13.1 — Work at the initiative of the Lessee
Before occupying the premises as well as during the duration of the lease, the Lessee may not commence construction projects in the premises that might change the purpose/function/occupancy/use of the building or damage its structural integrity. Also, the Lessee may not exceed the weight limit for the floors, otherwise the Lessee will be responsible for all disturbances or accidents.
The Lessee may not break through any walls or floors, install any tiling or durable flooring, perform any demolition, change weight bearing, install any machinery not matter what the source of power may be, without the prior, specific and written consent of the Lessor.
If authorization is granted, the work must be done at the exclusive expense, risk and peril of the Lessee in compliance with current standards and under the supervision of an architect or engineering consulting company selected by the Lessor and whose fees will be paid by the Lessee.
The Lessee agrees, before any work is done in the rental premises by any company, to insure that these companies will follow all regulations, especially those concerning asbestos.
The Lessee will personally take care of all and any claims that might arise from this work and will guarantee that the Lessor is never subjected to comment or complaint on this issue.
13. 2 — Work at the initiative of the Lessor
The Lessee must permit all work within the building or rented premises, specifically those of modification, rebuilding, elevating, enlarging, improvement or others, that the Lessor decides is necessary to complete during the course of the lease on the building or the premises, even if this work causes the building or premises to become temporarily inaccessible, without any compensation or decrease in rent, no matter what the duration or nature of the work, even if it exceeds forty days, provided that the physical disturbances caused by the work do not hinder the normal execution of the Lessee’s business activities.

The Lessee must facilitate all access to the premises needed to complete the study or repair of leaks or disorder in the large work project.
13.3 — Work at the initiative of a third party
The Lessee will tolerate without compensation from the Lessor all work that is completed elsewhere in the building or in the road or sidewalk even if this work disrupts the Lessee ‘s business activities and even if this work exceed forty days.
13.4 — Work required of the Lessee
13.4.1 — General provisions
The Lessee will occupy and utilize these premises in a responsible and diligent manner., and will continually keep the premises and their fittings in a good state. The Lessee will be responsible, at its own expense, among other things, for all repairs, rebuilding, and replacement no matter what their nature or scope, when they are useful and necessary, and as they become useful and necessary, with the exception of the work and upgrades relevant to article 606 of the Civil Code, with no other exception or reserve. This includes work necessary due to dilapidation, force majeure, or that required by the government, laws or regulations
The Lessee is obliged but is not limited to, the following:
     - maintain and if necessary, replace all specific equipment (air conditioning, ventilation, electric installations, telephone...) in conformity with the applicable codes and keep them in perfect working order,
     - execute at its own costs, all replacement of meters and all modification to the connection or installation that might be required by any utility or distribution company,
     -maintain and, if necessary, replace, the locks, shutters, and roll-up steel shutters, and keep them in a perfect state of cleanliness, maintenance and working order.
     -maintain and, if necessary, replace the floor coverings and repair any stains, burns, rips and all general wear.
     - maintain the paint and wall coverings by having them repaired or redone every time it is necessary.
- if the Lessee leases the entire building, it must maintain or be responsible for the maintenance of the exterior facade of the building. If the Lessee only leases a portion of the building it must reimburse the Lessor its portion of the maintenance or renovation of the building’s facades.
Similarly, the Lessee will reimburse the Lessor the cost of all work of any nature or size, including repair or replacement, which is completed in the common areas of the building or building complex or the work that is completed by the Lessor in the place of the Lessee to mitigate the latter’s default.
The Lessee is responsible for all damage that is caused by its misuse of occupancy of the premises even if this damage is caused by a third party. It must not, in any case, neglect to take action or let the damage continue to adversely affect the premises and the Lessee must immediately notify the Lessor of all damage or deterioration that occurs in the rented premises.
13.4.2 — Work required by the administration, law or regulations
The Lessee is personally responsible during the entire duration of the lease for ensuring that the premises conform to standards and are constantly maintained in compliance with all current and future administrative and police regulations, particularly those governing establishments open to the public.
The Lessee is also required to obtain all authorizations necessary according to current and future regulations governing its business activity in the rented premises.
It will comply with all the recommendations and injunctions imposed by the labor inspector, safety and hygiene commission and all other applicable administrative services such that the Lessor is never subjected to complaint on this issue.
It is also hereby agreed that if at any time the administration or any other authority should require that the premises that are the object of this lease be modified because of the activity of the Lessee and even if this requirement is the result of a case of force majeure, all expenses and consequences of these modifications, improvements and adaptations will be entirely the responsibility of the Lessee. This work must be completed by its required deadline so that the Lessor is never subjected to complaint for any reason whatsoever.
This work, no matter what its nature, must be executed according to the terms outlined in Article 13 of this lease under penalty of termination the lease.
In the case of expropriation in the public interest as well as in the case of a sale within the context of expropriation in the public interest, the Lessee may not make any claims against the Lessor; the Lessee may make claims only against the expropriator or the transferee.
13.4.3 — Lessee’s failure to execute required work
The work executed or due to be executed by the Lessee is subject to inspection by the Lessor or its representative.
If the Lessee fails to complete work that is incumbent upon it and after one month of unsuccessful warnings to comply, the Lessor may step in and have the work completed by any company it selects, at the exclusive expense of the Lessee, without prejudice to the Lessor’s ability to apply the termination clause found hereafter, and all expenses that arise from the damage caused by the Lessee’s neglect to comply with the present clause and those that are due to this process are also its sole responsibility.
13.5 — Cleaning and maintenance contracts
In order to provide for the continual upkeep, safety and endurance of the building, the Lessee must, at the choice of the Lessor, either subscribe to and renew all current cleaning and maintenance contracts for the premises and their installations and provide a copy to the Lessor within one month of occupying the premises and every year thereafter, or reimburse the Lessor for the costs of the contracts that the Lessor continues to maintain.
The Lessee must verify, annually and at its expense, the proper workings and compliance with regulations of all installed fire-prevention equipment serving its premises by a company approved by the Plenary Association of Fire Insurance Companies.
The Lessee will comply with all recommendations made in these reports and will ensure that any work necessary for compliance is completed.

In the event of failure to comply with the above clauses within the time limits provided, the Lessor may subscribe to the above-mentioned contracts with companies it selects and require the Lessee to reimburse it for these costs.
13.6 — Asbestos
The Lessee acknowledges having received before this date, the asbestos technical documentation drawn up at the initiative of the Lessor in compliance with the laws and regulations applicable on the date of this lease.
If the Lessee requests authorization from the Lessor for work to be completed and if the Lessor gives approval, the Lessee must have, at its expense, a regulatory asbestos investigation before construction is started. This construction must be completed, and any other work necessary because of the presence of asbestos, whether it is to confine or remove the asbestos, and because the Lessee requested the work, it is entirely responsible for it and all costs associated with it. If such a situation should arise, it is incumbent upon the Lessee to be sure to verify that all applicable legal and statutory obligations are scrupulously followed such that the Lessor is never subjected to complaint on this issue.
13.7 — Transfer
All the work, embellishments, improvements, installations and constructions of any nature completed by the Lessee, including that required by legislation or regulations, will become, at the end of this lease, the property of the Lessor without compensation or prejudice to the Lessee. The Lessee is also responsible for restoring, at its expense, the premises to their original condition whether or not the work was initially authorized by the Lessor or not..
The Lessee is not permitted to dismantle or remove said fixtures, installations or improvements whether they were initially authorized by the Lessor or not, without the permission of the latter.
13.8 — Restoration of the premises
One month before the end of the lease, the Lessee must inform the Lessor by registered mail with return receipt of the date of its departure and provide its new address.
Before any removal, even partial, of furniture or material, the Lessee must have paid all of its rent and fees for which it is responsible, and prove its payment with receipts for the current year as well as past years.
§ 1 — Condition of the premises before and at the end of occupancy
The Lessee must, by the date of the end of the lease at the latest, restore the premises to good condition and repair.
The Lessor can proceed with the evaluation of the condition of the premises at shared cost.
In all cases there will be, at the expense of the Lessee, a simultaneous inspection of the premises to establish their condition upon the exit of the Lessee at the request of the Lessor. The Lessor may have its portion completed by an agent.
This determination of the condition of the premises will be completed on a date to be agreed upon by both parties and at the latest on the date of this lease’s expiration.
§ 2 — Exit work
If the condition of the premises upon exit reveal that it is necessary for and the responsibility of Lessee to complete some work, the Lessee must, within thirty days, approve or provide comments on estimates the Lessor has provided. The Lessor may elect to have its own service provider or any other company complete the work.
If the Lessee does not respond or unjustifiably contests the work before the deadline is reached, the estimates provided by the Lessor may not be contested by the Lessee and will be considered accepted by them.
If the estimates for restoring the premises back to their original condition meet with approval, the Lessee must pay the Lessor compensation equivalent to the amount of the restoration work without delay.
Furthermore, if this work cause the premises to be unusable for one month past the end of the lease, the Lessee must pay the Lessor an indemnity equivalent to the last month’s rent.
ARTICLE 14 — VISITING THE PREMISES
§1 — Visitation during the period of the lease
The Lessee will allow the Lessor, its representative, its architect or engineering firm and all other technicians and workers to enter into the premises and inspect their condition as long as at least 48 hours’ notice has been given.
These visits may occur only during normal office hours Monday through Friday. They should not disturb the activity of the Lessee.
The Lessee will also allow any necessary work to be completed and will allow the workers completing this work entry into the premises.
§ 2 — Visitation during the period of right of rescission
Should the lease be terminated during the period of right of rescission, the Lessee must allow the premises to be visited by the Lessor, its representative and potential new tenants provided that at least 24 hours’ notice was given. The visits will only take place during normal office hours Monday through Friday. They should not disturb the activities of the Lessee.
If necessary the Lessee will allow the posting of signs in places of the Lessor’s choosing to help the search for a new tenant.
§ 3 Visit in case of sale of the building or of the rented premises.
In case of the sale of the premises or building, the Lessee must allow the Lessor, its representative, its technicians or potential buyers to visit at any time provided at least 24 hours’ notice was given. The visits may occur only during office hours Monday through Friday. They should not disturb the activities of Lessee. If necessary, the Lessor may affix, with the permission of the Lessee, in any location selected, brochures, signs, announcements or etc...for the purpose of finding a buyer.
ARTICLE 15 — RISKS, INSURANCE AND RECOURSE
15.1 — Lessor’s insurance
The Lessor will guarantee the financial consequences of its third-party liability that may occur as owner.
The Lessor will guarantee its real estate property as well as all related furnishings and equipment that are within the premises at the beginning of the lease. This will include insurance against fire, explosion, storms and water damage.
Additionally, the Lessee will reimburse the Lessor for the insurance premiums paid by the Lessor as annexed to this lease. To this end, the Lessee is required to advise the Lessor by registered mail of any additional risks that might occur due to its occupation or activities in the premises, as well as all modifications made to them subsequently, and also to pay any additional premiums that might thus result for the Lessor..
If the business activity of the Lessee causes additional insurance premiums either for the owner or for the neighbors or other tenants, the Lessee must reimburse these parties for the amount of the additional premiums
15.2 — Lessee’s insurance
The Lessee will guarantee, with a reputable insurance company, the financial consequences, corresponding to its third-party liability, which it might incur due to its business activities, notably with regard to neighbors and third parties in general.
The Lessee will guarantee, with a reputable insurance company, its property and t furnishings against all insurable risks, notably the risk of fire, explosions and water damage.
The Lessee will purchase insurance against loss of business and broken glass upon commencing occupancy of the rented premises.
The Lessee will maintain and renew these insurance policies, pay the premiums and dues regularly and be able to provide proof of such insurance to the Lessor upon request, at each anniversary date of the lease, and for the first time upon signing this lease.
15. 3 — Waiver of Recourse
The Lessee and its insurers waive their right of recourse to the Lessor and its insurers in case of complete or partial destruction or deterioration of all and any material, furniture and merchandise, no matter what value, that is due to problems with or deprivation of occupancy of the premises. This includes complete or partial loss of business and/or business assets including the intangible elements associated with this business.
The Lessee is required to cancel this clause with its insurers.
In return, the Lessor and its insurers waive all their rights to recourse that they might have against the Lessee and its insurers in case of accidental loss covered by insurance policies.
15.4 — Destruction of the rented premises
Notwithstanding articles 1722 and 1741 of the Civil Code, it is agreed as follows:
In the case of complete destruction of the premises, or any other event which affects the rented premises or another portion of the building such that complete evacuation of the building is necessary, no matter what the duration, the lease can be terminated in all rights at the request of the Lessor or Lessee without any compensation from one party to the other.
The aforementioned stipulations are applicable no matter what the original cause of the destruction or evacuation.
ARTICLE 16 — TRANSFER
Other than the exceptions noted in the Specific Terms, it is prohibited to transfer the present lease except in totality to the purchaser of the entire business activities of the Lessee or to the beneficiary of a contribution or merger, after prior approval of the Lessor, which must be invited to be a party to the document and subject to notification as specified in article 1690 of the Civil Code.
In case or transfer of the Lessee’s business, the Lessor may refuse only for justified and legitimate reasons such as the reputation of the transferee (in the case in which the transferee wishes to utilize the rented premises under a company name different than the one used by the Lessee) and its solvency. The transferee must fulfill the four following criteria: a net positive financial situation, debt ratio (debts to equity) less than 50%, positive operating income, positive cash flow.
Any transfer or contribution which does not comply with the previous paragraph may lead to the termination of this lease.
Furthermore, even after transfer or contribution, the Lessee is still guarantor and co-debtor in solidarity with its transferee and all subsequent transferees or beneficiaries for the payment of the rent and fees and in general as well as for the execution of the clauses and terms of the lease.
Similarly, all transferees or beneficiaries will also be guarantor and co-debtor jointly with the transferor or grantor for payment for all sums due to the Lessor by virtue of this lease as well as the execution of all clauses and terms thereof.
The preceding stipulations are applicable in all cases of transfer in the rights to this lease in any form, particularly when the lease rights are given to another company and they must be listed in the transfer, contribution or merger document.
In all cases, the Lessee must provide the Lessor, at no expense to the latter, a copy of the transfer, and contribution or merger documents within one month of their signature.
ARTICLE 17 — SUBLETTING, LEASE-MANAGEMENT, DOMICILIATION

Unless otherwise specified in the Specific Terms, the Lessee may not rent out its business activity. Also it is not permissible to place a third party in the rented premises, even if there is no rent charged.
All sub-letting, whether partial or complete, is not permitted.
ARTICLE 18 — OCCUPATION OR HOLDOVER OF THE PREMISES AFTER THE END OR TERMINATION OF THE LEASE
Should, after the term of this lease or upon its termination, the premises not be returned to the Lessor on the required date, unoccupied and free from all obstructions, there will be a daily occupation fee due from the Lessee or its beneficiaries until restitution. This compensation will be equal to the last daily rental rate under this lease plus 50%, any expenses and fees will also be added as well as the VAT at the applicable rate.
This compensation will also be due to the Lessor after the departure of the Lessee for the time necessary to have the premises restored to the condition agreed upon in this lease, if the Lessee did not already do so before its departure.
In addition, in the same situation, the Lessor will keep the security deposit as a non-negotiable penalty and the Lessee will be responsible for any court fees, all without prejudice to all other damages.
ARTICLE 19 — LEGAL MODIFICATIONS
The capacity of the parties being a determining factor in the lease, the Lessee is required to notify the Lessor if there are any changes in its name, company structure, headquarters or if there are collection proceedings being taken against it.
If there are co-lessees on this lease or in the case of the death of the Lessee, the obligations of the co-lessees or heirs are considered indivisible and joint for the payment of rent and expenses as well as the execution of the clauses and terms of this lease.
The heirs are responsible for, among other things and under the same terms, the costs of notification as noted in article 877 of the Civil Code.
ARTICLE 20 — REGISTRATIONS
Not applicable.
ARTICLE 21 — TERMINATION CLAUSE
If any sum relating to this lease is not paid by its required deadline, even if for penalties or the cost of prosecution, or arrears in rent due to a revision or an indexation, or compensation for occupation, or in the case of the non-performance of any of the essential clauses of this lease, and if this sum remains unpaid one month after a request for payment was sent, the Lessor has full rights to terminate this lease if it so desires without any formal action.
If necessary, the urgent applications judge shall be competent to order the eviction of the Lessee and to impose the penalties outlined in the occupation compensation provision in article 18 above without prejudice to other clauses in the present lease and all other damages.
Should the Lessee obtain a grace period from the judge in order to pay arrears in rent, fees or other expenses, it is hereby agreed, if the Lessor so chooses, that the termination clause has irrevocably been engaged and not just in the case of the non-respect of a deadline but should there again occur non-payment of rent, expenses and fees during this grace period, the Lessor may terminate this lease without any other notice other the Lessee having been put on notice simply by the signing of this lease.
ARTICLE 22 —CONDITIONS SUBSEQUENT AND CONDITIONS PRECEDENT
If the Specific Terms listed below contain one or more conditions subsequent or precedent, they are governed by the general stipulations that follow.
22.1 — In the case of a condition precedent, the lease will not take effect until the date the last condition is fulfilled, within the agreed-upon deadline or the specific waiver, within the same deadline, of all or part of the conditions (terms), by the party that had exclusive interest in these conditions being met.
If all or parts of the conditions are not fulfilled, with the exception of waiver by the beneficial party as specified in the preceding paragraph, the lease will be considered retroactively null and void.
22.2 — In the case of a condition subsequent, the lease will be terminated with all rights at the end of the deadline by which the condition should have been fulfilled, and the eviction of the Lessee can proceed by the President of the Superior Court of Paris ruling in an interim proceeding, without prejudice to any damages.
ARTICLE 23 — VAT LIABILITY
The Lessor declares having chosen to collect the VAT for this lease, and the Lessee is also in agreement. This tax will be paid by the Lessee as well as all other taxes that are substituted or added.
ARTICLE 24 — DOMICILIATION
For the execution of this lease and its consequences, the Lessee has elected to have its domiciliation be located in the rented premises and the Lessor’s domiciliation is at its headquarters.
ARTICLE 25 — COSTS
All costs, charges and fees for the present lease as well as those that become due later or consequently to this lease, will be the responsibility of the Lessee, which expressly agrees thereto.

SPECIFIC TERMS
ARTICLE 26 — DESIGNATION
The premises consist of :
1./ Building	:	39 Rue Crozatier 75012 PARIS
2./ Description of the premises : an R+7 building (ground floor plus seven floors) of approximately 1,610 m 2 as well 228 m 2 of basement file storage

Parking:	Twelve covered spaces at 39 Rue Crozatier, Two underground spaces at 3 Rue de Citeaux, Three underground spaces at 21 Rue Crozatier

Billing address :
39 Rue Crozatier 75012 PARIS
ARTICLE 27 — PURPOSE OF PREMISES
The premises are to be used only as offices.
ARTICLE 28 — DURATION AND AVAILABILITY
1. Duration
This lease has been consented to and agreed upon for a duration of nine complete and consecutive years which will begin on December 1, 2011 and end on November 30, 2020.
Notwithstanding article 4 — Duration in the General Terms, the Lessee waives its right to terminate the lease at the end of the first three-year period and accepts this lease to have a duration of 4 complete and consecutive years.
2. Availability
As an exception, the Lessor will make the premises available to the Lessee on September 1, 2011 only if:
- the Lessee can provide proof of an insurance policy that complies with the stipulations of article 15.2 of the General Terms, from the anticipated date the premises will be available.
ARTICLE 29 — INITIAL RENT
The annual rent is 603,160 Euros taxes and fees not included (SIX HUNDRED THREE THOUSAND ONE HUNDRED SIXTY Euros, taxes and fees not included). , VAT extra, calculated as follows:
-	1,610 m [2] x 340 €/m [2] = 547,400 €

-	228 m [2] x 170 €/m [2] = 38,760 €

-	17 parking spaces x 1,000 €/U = 17,000 €
In exchange for construction work completed by the Lessee, the Lessor is granting 6 months rent, taxes and expenses not included. If the Lessee terminates the lease at the end of the 4th year, the Lessee will pay back 2 of the 6 months rent.
The six months of rent exemption (taxes and expenses not included) are divided as follows:
-	4 months rent exemption December 1, 2011 to March 13, 2012,

-	2 months rent exemption December 1, 2012 to January 31, 2013.
The first payment will be due April 1, 2012.
ARTICLE 30 — RENT INDEXATION
Reference Index : INSEE index
Of the 4th quarter 2010
Equal to: 1533
ARTICLE 31 — SECURITY DEPOSIT
A security deposit equal to one quarter of the annual rent, taxes not included, which equals the amount of 150,790 Euros (ONE HUNDRED FIFTY THOUSAND, SEVEN HUNDRED NINETY EUROS), will be paid by the Lessee upon the signature of this lease.
ARTICLE 32 — NATURAL AND TECHNOLOGICAL RISK REPORT — ASBESTOS
In compliance with the requirements of article L 125-5 of the environmental code, annexed to the present document are a report about natural and technological risks as well as information about natural and technological disasters for which compensation has been offered.
The Lessee confirms having full knowledge of this information and having received it before signing these documents.
For the Lessee’s information, annexed to the present documents is an Energy Performance Evaluation drawn up in compliance with article R134-5 of the Construction and Residential Code.
Additionally, the Lessee acknowledges having received a copy of the asbestos evaluation annexed to this lease.
ARTICLE 33 — WORK
The Lessee commits to completing at its own costs and according to standard practices, the construction necessary for pursuing their business activities in the rented premises.
The renovation plan and the summary description (or estimate) of the project are annexed to the present lease.

These works will be completed within four months of the Lessee taking possession of the premises. When the work has been completed, the Lessee must inform the Lessor by registered mail with return receipt so that the initial state of the premises can be established.
Before making the premises available to the Lessee, on its part and at its costs, the Lessor agrees to bring the building’s electricity installations (high voltage) up to standard as outlined in the APAVE report of May 25, 2011 annexed to this lease.
The Lessor hereby agrees to provide a second APAVE report upon completion of the project.
ARTICLE 34 — MODIFICATIONS TO GENERAL TERMS
ARTICLE 8 — CHARGES AND FEES IN ADDITION TO RENT
8.1 — Charges
It is specified in the 2nd paragraph, 2nd point, 1st bullet
point of this clause:
- the costs of major repairs as well as bringing up to standards as outlined in article 606 paragraphs 1 and 2 of the civil code will be the responsibility of the Lessor.
ARTICLE 17 — SUBLETTING, LEASE-MANAGEMENT, DOMICILIATION
In exception to the general terms of the lease, other than what is outlined in the general terms, the Lessee may not turn over its business activities to lease management nor to a substitute, lodge or allow a third party to live in the rented premises, even if no rent is charged.
Notwithstanding paragraphs 1 and 2 of this article, the Lessor authorizes the Lessee to:
- domicile any company in the rented premises. It is specified however, that this domiciliation consists only of a simple mailbox and does not allow any material or personnel in the rented premises,
- sub-let a portion of the rented premises to any company whether they are associated with the Lessee or not, as long as this sub-let portion does not exceed 30% of the surface area rented in this lease and as long as the following criteria are met :
-	to inform the Lessor in advance by registered letter with return receipt and to also provide the Lessor with the sublessee’s Commercial Register extract within three months

-	to provide the Lessor by registered mail with return receipt or through an extrajudicial order the sub-leasing contract.
The Lessee will remain the sole party responsible for the entirety of the rent due to the Lessor and solely responsible for the proper execution of the terms and conditions of the lease.
It is reiterated that the premises are considered an indivisible whole and consequently the sublessee may not assert any right to maintenance or renewal of the lease vis-à-vis the Lessor. Also, the sublease is at the risk of the Lessee who is personally responsible for evicting any sub-letters.
The Lessee must verify that the sublessee has the same level of insurance coverage as it does and be sure that it can prove its insurance coverage upon signing the sublease.
The responsibilities and terms of the sublease must be consistent with the responsibilities and terms of the principal lease. In case if inconsistency, the clauses of the principal lease will take precedence.
ATTACHMENTS
1-	Map of building lay-out

2-	Summary description of the work of the Lessee.

3-	Asbestos testing

4-	Table of surface area certified by the Lessor

5-	Natural and technological risks report

6-	Energy Performance Evaluation

7-	APAVE Report from May 25, 2011

8-	Lessor’s insurance policy.
Signed in Paris on 29/07/11
In two copies

/s/ illegible	/s/ illegible

The Lessee	The Lessor